Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

MedAssets, Inc.
Alpharetta, GA
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 9, 2007, except for Notes 10, 12 and 17 which are as of October 8, 2007, Note 13 which is as of November 20, 2007 and Note 18 which is as of November 28, 2007, relating to the consolidated financial statements of MedAssets, Inc. which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
Atlanta, GA

November 28, 2007